Exhibit 99.1

The Hanover Estimates Catastrophe Losses in the Third Quarter to be Slightly Above Expectations

WORCESTER, Mass., October 13, 2020 – The Hanover Insurance Group, Inc. (NYSE: THG) today announced it expects its third quarter catastrophe losses to be approximately $66 million, before taxes, or $52 million after taxes, driven primarily by Hurricane Isaias and wildfires in California and Oregon. The estimate also includes approximately $10 million, before taxes, of favorable prior-year development on several events from recent accident years. Overall catastrophe losses in the quarter are estimated to be approximately 5.8% of net premiums earned, only 1.0 point above the company’s third quarter catastrophe budget of 4.8%. The company anticipates the slightly elevated catastrophe losses in the quarter will be offset by lower than expected ex-cat current accident year losses, primarily due to moderating, but still lower than usual frequency in personal auto.

The Hanover expects to issue its third quarter financial results after the market closes on Tuesday, October 27.

Forward-Looking Statements

The Hanover Insurance Group, Inc.’s (“the company”) estimates of catastrophe losses, current accident year losses excluding catastrophes and, favorable overall loss frequency are based on estimates and projections that are subject to revision and uncertainty. Such estimates are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. The company cautions investors that such forward-looking statements are estimates and/or projections which involve significant judgment and uncertainty, and actual results could differ materially. Investors should consider the risks and uncertainties in the company’s business that may affect such estimates, including (i) the inherent difficulties in arriving at such estimates; (ii) variation in the company’s current estimates that may change as the company finalizes its financial results; (iii) the impact of the COVID-19 outbreak and subsequent global pandemic and related economic conditions on the company’s financial and operating results; (iv) legislative and regulatory actions, as well as litigation and the possibility of adverse judicial decisions; and (v) other risks and uncertainties that are discussed in readily available documents, including the company’s latest annual report on Form 10-K, quarterly reports on Form 10-Q, and other documents filed by the company with the Securities and Exchange Commission, which are also available on hanover.com under “Investors – Financials”.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:
Investors:	Media:
Oksana Lukasheva	Emily P. Trevallion
(508) 525-6081	(508) 855-3263
Email: olukasheva@hanover.com	Email: etrevallion@hanover.com